Exhibit 23.4

Netherland, Sewell & Associates, Inc.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of SandRidge Energy, Inc. regarding (i) the name of Netherland, Sewell & Associates, Inc. and (ii) information contained in the following reports:
•	December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

•	December 31, 2006, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

•	December 31, 2005, Riata Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
November 12, 2008
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